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                                                                       Exhibit 8


June 25, 1997

Board of Directors
Bay View Capital Corporation
2121 So. El Camino Real
San Mateo, CA 94403-1897

Board of Directors
America First Eureka Holdings, Inc.
Metro Tower
950 Tower Lane, Suite 600
Foster City, CA 94404

Board Members:

You have requested the opinion of KPMG Peat Marwick LLP (KPMG) regarding certain federal and state income tax consequences of the proposed mergers of America First Eureka Holdings, Inc. (AFEH) with and into Bay View Capital Corporation
(BVCC) for stock and cash and EurekaBank, A Federal Savings Bank (EB) with and into Bay View Bank (BVB). Specifically, you have requested us to opine that the form and substance of the respective mergers of AFEH with and into BVCC and of EB with and into BVB constitute tax-free reorganizations under section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") (hereinafter, all section references are to the Code unless otherwise indicated). Additionally, you have requested us to opine that a subsequent distribution of the BVCC stock and cash held by America First Financial Fund 1987 - A Limited Partnership (AFFF), the sole stockholder of AFEH, to the partners of AFFF will not affect the tax-free nature of the proposed mergers.

You have submitted for our consideration certain representations as to the proposed transaction and a copy of the Agreement and Plan of Merger dated May 8, 1997 (the Plan). Our opinion is based on a review of the information above and certain representations of fact as contained herein. It is also based on existing tax law and authorities that are subject to change. We have not reviewed the legal documents necessary to effectuate the steps to be undertaken and we assume that all steps will be effectuated under state and federal law and will be consistent with the legal documentation submitted to us.
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FACTS AND REPRESENTATIONS
-------------------------

BVCC, a Delaware corporation, is a registered unitary savings and loan holding company under the Home Owners' Loan Act, as amended (HOLA), which owns 100 percent of the outstanding stock of BVB, a federal savings bank. BVCC and BVB file a consolidated federal income tax return including other subsidiaries of BVCC and BVB.

BVCC has authorized capital stock of 20,000,000 shares of voting common stock (BVCC Stock), without par, of which 6,485,080 shares were issued and outstanding as of May 8, 1997. Additionally, BVCC has authorized 7,000,000 shares of preferred stock, par value $.01 per share, none of which are issued or outstanding as of May 8, 1997. BVCC Stock is publicly traded. All of the outstanding shares of BVCC are validly issued, fully paid and nonassessable except as provided in national banking laws.

AFEH, a Delaware corporation, is a registered unitary savings and loan holding company under HOLA, which owns 100 percent of the outstanding stock of EB, a federal savings bank. AFEH and EB file a consolidated federal income tax return including other subsidiaries of EB.

AFEH and EB are commercially domiciled in California and actively conduct their respective businesses predominantly within California.

AFEH has authorized 100 shares of voting common stock (AFEH Stock), without par, of which 100 shares are issued and outstanding. AFEH Stock is 100% owned by America First Financial Fund 1987-A (AFFF), a publicly traded limited partnership. The limited partners of AFFF are holders of Beneficial Unit Certificates of AFFF (BUCs). All of the outstanding shares of AFEH are validly issued, fully paid and nonassessable except as provided in national banking laws.

For what has been represented to KPMG to be valid business purposes, BVCC and AFEH want to combine their businesses. In order to reach that result, the following transaction is proposed:

(1) Pursuant to the Plan, AFEH will merge with and into BVCC in accordance with the provisions of the Delaware General Corporation Law (the DGCL), with BVCC surviving the merger (the Merger). All assets and liabilities of AFEH will become assets and liabilities of BVCC. The Merger is intended to qualify as a reorganization described under section 368(a)(1)(A). The effective time of the Bank Merger (as hereinafter defined) and Merger is hereinafter referred to as the Effective Time.

(2) Pursuant to the Plan and immediately after the Merger, EB will merge with and into BVB in accordance with the provisions of 12 C.F.R. Section 552.13 and 563.22, with BVB surviving the merger (the Bank Merger). All assets and
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     liabilities of EB will become assets and liabilities of BVB. The Bank
     Merger is intended to qualify as a reorganization described under sections 368(a)(1)(A), 368(a)(2)(D) and/or 368(a)(1)(D).

(3) At the Effective Time, AFFF will, in exchange for the surrender and cancellation of its respective stock interest in AFEH, receive cash representing 30% of purchase price and BVCC Stock representing 70% of purchase price for each share of AFEH Stock held by AFFF. Purchase price per share is $300 million divided by the number of AFEH shares outstanding at the Effective Time. No fractional shares of BVCC Stock will be issued. Instead, additional cash shall be received by AFFF in lieu of the receipt of a fractional share of BVCC Stock. The cash (including cash in lieu of fractional shares) and BVCC Stock shall comprise the Merger Consideration. The Merger Consideration is the sole consideration to be received by AFFF for AFEH Stock.

(4) Subsequent to the Effective Time, AFFF will make a liquidating distribution of all of the BVCC stock and cash held by AFFF to the general and limited partners of AFFF in accordance with their interests in AFFF (the Distribution).

The following additional representations have been made by you in regard to the proposed Merger. It is expressly understood that KPMG has not independently verified any representations and these form a material basis upon which our opinions will be based.

(aa) The fair market value of the BVCC Stock and cash received by AFFF will be approximately equal to the fair market value of the AFEH Stock surrendered in the exchange.

(bb) There is no plan or intention by AFFF or the partners of AFFF who own indirectly 5 percent or more of the AFEH Stock through their beneficial partnership interests and, to the best of the knowledge of AFEH's management, there is no plan or intention on the part of the remaining partners of AFFF to sell, exchange, or otherwise dispose of a number of shares of BVCC Stock received in the transaction that would reduce the AFFF or AFFF partners' ownership of BVCC Stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock of AFEH as of the same date. For purposes of this representation, shares of AFEH exchanged for cash or other property, or exchanged for cash in lieu of fractional shares of BVCC Stock will be treated as outstanding AFEH Stock on the date of the transaction. Moreover, shares of AFEH Stock and of BVCC Stock held by AFEH shareholders the partners of AFFF and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

(cc) BVCC has no plan or intention to reacquire any of its stock issued in the
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     transaction.

(dd) BVCC has no plan or intention to sell or otherwise dispose of any of the assets of AFEH acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Internal Revenue Code. A transfer described in section 368(a)(2)(C) is a transfer of assets to a corporation directly controlled by BVCC.

(ee) The liabilities of AFEH, if any, assumed by BVCC and the liabilities, if any, to which the transferred assets of AFEH are subject were incurred by AFEH in the ordinary course of its business.

(ff) Following the transaction, BVCC will continue the historic business of AFEH or use a significant portion of AFEH's historic business assets in a business.

(gg) BVCC, AFEH and the shareholders of AFEH will pay their respective expenses, if any, incurred in connection with the transaction.

(hh) There is no intercorporate indebtedness existing between AFEH and BVCC that was issued, acquired, or will be settled at a discount.

(ii) No two parties to the transaction are investment companies as defined in
     Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

(jj) AFEH is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Internal Revenue Code.

(kk) The fair market value of the assets of AFEH transferred to BVCC will equal or exceed the sum of the liabilities, if any, assumed by BVCC plus the amount of liabilities, if any, to which the transferred assets are subject.

(ll) AFFF will not receive cash in lieu of more than one full share of BVCC stock pursuant to the Merger and the maximum amount of cash to be received by AFFF in lieu of a fractional share of BVCC stock will be less than one percent of the Merger Consideration.


The following additional representations have been made by you in regard to the proposed Bank Merger. It is expressly understood that KPMG has not independently verified any representations and these form a material basis upon which our opinions will be based.


(a) BVB will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by EB
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     immediately prior to the transaction. For purposes of this representation, amounts paid by EB to shareholders who receive cash or other property, assets of EB used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by EB immediately preceding the transfer, will be included as assets of EB held immediately prior to the transaction.

(b) Prior to the transaction, BVCC will be in control of BVB within the meaning of section 368(c) of the Internal Revenue Code. Control, within the meaning of section 368(c), means the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of BVB stock entitled to vote and at least 80 percent of the total number of shares of each other class of stock of BVB.

(c) Following the transaction, BVB will not issue additional shares of its stock that would result in BVCC losing control of BVB within the meaning of section 368(c) of the Internal Revenue Code.

(d) BVCC has no plan or intention to liquidate BVB; to merge BVB with and into another corporation; to sell or otherwise dispose of the stock of BVB; or to cause BVB to sell or otherwise dispose of any of the assets of EB acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Internal Revenue Code. A transfer described in section 368(a)(2)(C) is a transfer of assets to a corporation directly controlled by BVB.

(e) The liabilities of EB assumed by BVB and the liabilities to which the transferred assets are subject were incurred by EB in the ordinary course of its business.

(f) Following the transaction, BVB will continue the historic business of EB or use a significant portion of EB's historic business assets in a business.

(g) BVCC, BVB, EB and AFEH will pay their respective expenses, if any, incurred in connection with the transaction.

(h) There is no intercorporate indebtedness existing between BVCC and EB or between BVB and EB that was issued, acquired, or will be settled at a discount.

(i)  No two parties to the transaction are investment companies as defined in section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

(j) EB is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Internal Revenue Code.

(k) The fair market value of the assets of EB transferred to BVB will equal or exceed the sum of the liabilities assumed by BVB, plus the amount of liabilities, if any, to which the transferred assets are subject.
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(l)  The total adjusted basis of the assets of EB transferred to BVB will equal or exceed the sum of the liabilities assumed by BVB, plus the amount of liabilities, if any, to which the transferred assets are subject.

(m)  No stock of BVB will be issued in the transaction.
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FEDERAL TAX OPINION
-------------------

Based solely on the above FACTS AND REPRESENTATIONS, as well as the Plan, it is
                          -------------------------
the opinion of KPMG that:

(1) Provided that the respective mergers of EB with and into BVB and of AFEH with and into BVCC, as contemplated by the Plan, qualify as statutory mergers under applicable state or federal law, the Bank Merger and the Merger will each constitute a reorganization within the meaning of section 368(a)(1)(A). The Bank Merger may also constitute a reorganization within the meaning of section 368(a)(1)(D).

(2) With respect to the Bank Merger, BVCC, BVB and EB will each be "a party to a reorganization" within the meaning of section 368(b). With respect to the Merger, AFEH and BVCC will each be "a party to a reorganization" within the meaning of section 368(b).

(3) AFEH will recognize no gain or loss upon the transfer of its assets to BVCC pursuant to the merger in exchange solely for BVCC Stock and cash and the assumption by BVCC of the liabilities, if any, of AFEH. Sections 357(a) and 361.

(4) No gain or loss will be recognized by BVCC or BVB, respectively, upon the receipt of the respective assets of AFEH and EB, subject to the liabilities (if any) of AFEH and EB, in the Merger and Bank Merger, respectively.
     Section 1032(a) and Treas. Reg. 1.1032-2.

(5) The basis of the respective assets of AFEH and EB in the hands of BVCC and BVB, respectively, will be the same as the basis of such assets in the hands of AFEH and EB immediately prior to the Merger and Bank Merger, respectively. Section 362(b).

(6) The holding period of the respective assets of AFEH and EB in the hands of BVCC and BVB, respectively, will include the holding period during which such assets were held by AFEH and EB, respectively, immediately prior to the Merger and Bank Merger. Section 1223(2).

(7) Gain, if any, will be realized to AFFF, the sole shareholder of AFEH, upon its receipt of both BVCC Stock and cash in exchange for AFEH Stock pursuant to the Merger. Such gain will be recognized and taxable, but not in excess of the amount of cash received. Section 356(a)(1).

     The characterization of any gain recognized by AFFF as capital gain or ordinary will be made by applying the principles of Revenue Ruling 93-61. Thus, AFFF will be considered to have received soley BVCC Stock in the Merger (plus cash in
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     lieu of a fractional share) and then BVCC will be considered to have redeemed a number of shares of its stock from AFFF equal to the cash portion of the Merger Consideration (not including cash distributed to AFFF in lieu of a fractional share of BVCC Stock). This redemption will be subject to the rules of Section 302.

(8) Loss, if any, will not be recognized to AFFF upon its receipt of BVCC Stock and cash in exchange for AFEH Stock pursuant to the Merger. Section 356(c).

(9) The holding period of BVCC Stock received pursuant to the Merger by AFFF will include the holding period of the AFEH Stock for which it is exchanged, assuming that the shares of AFEH Stock are a capital asset in the hands of the AFFF at the Effective Time. Section 1223(1).

(10) The basis of the BVCC Stock received in the exchange will be the same in AFFF's hands as the basis of the of the AFEH Stock for which it was exchanged decreased by the amount of cash received and increased by the amount that was treated as a dividend, if any, plus the amount of gain that was recognized on the exchange not including the portion of that gain that was treated as a dividend. Section 358(a)(1).

(11) The tax attributes of AFEH and EB, respectively, enumerated in Section 381(c), including any earnings and profits or a deficit in earnings and profits, will be taken into account by BVCC and BVB, respectively, following the Merger and the Bank Merger, respectively.

(12) AFFF's liquidating distribution of the BVCC stock to the general and limited partners of AFFF in accordance with their interests in AFFF will not affect whether the continuity of proprietary interest requirement of Regulation Section 1.368-1(b) is satisfied and, accordingly, will not, in and of itself, affect the tax-free nature of the Merger and Bank Merger. Rev. Rul. 76-528; Rev. Rul. 95-69.

(13) AFFF's receipt of cash in lieu of the fractional share of BVCC Stock will be treated as having been received in full payment in exchange for such fractional share under Section 302(a). Rev. Proc. 77-41.

STATE TAX OPINION
-----------------

Based solely on the above FACTS AND REPRESENTATIONS, it is our opinion that:
                          -------------------------

California Revenue and Taxation Code sections 17321, 18151, 24451 and 24990 incorporate the relevant sections of the Internal Revenue Code discussed in this opinion letter, and the opinions stated in the previous section entitled FEDERAL TAX OPINION are applicable to the tax consequences of the Merger and Bank Merger for California purposes.
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THE OPINIONS EXPRESSED IN THIS LETTER ARE RENDERED ONLY WITH RESPECT TO THE
SPECIFIC MATTERS DISCUSSED HEREIN, AND WE EXPRESS NO OPINION WITH RESPECT TO ANY OTHER LEGAL, FEDERAL, OR STATE INCOME TAX ASPECT OF THIS TRANSACTION. NO INFERENCE SHOULD BE DRAWN ON ANY MATTER NOT SPECIFICALLY OPINED UPON. IF ANY OF THE ABOVE-STATED FACTS, CIRCUMSTANCES, OR REPRESENTATIONS ARE NOT ENTIRELY COMPLETE OR ACCURATE, IT IS IMPERATIVE THAT WE BE INFORMED IN WRITING IMMEDIATELY, AS THE INACCURACY OR INCOMPLETENESS COULD HAVE A MATERIAL EFFECT ON OUR CONCLUSIONS AND WE HAVE NOT INDEPENDENTLY VERIFIED EACH OF THE ABOVE FACTS OR REPRESENTATIONS.

IN RENDERING OUR OPINION, WE ARE RELYING UPON THE RELEVANT PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED; THE REGULATIONS THEREUNDER, AND JUDICIAL AND ADMINISTRATIVE INTERPRETATIONS THEREOF, ALL AS OF THE DATE OF THIS LETTER, ALL OF WHICH ARE SUBJECT TO CHANGE OR MODIFICATION BY SUBSEQUENT LEGISLATIVE, REGULATORY, ADMINISTRATIVE OR JUDICIAL DECISIONS. SUCH CHANGE COULD ALSO HAVE AN EFFECT ON OUR CONCLUSIONS. WE UNDERTAKE NO OBLIGATION TO UPDATE OUR OPINION IN THE EVENT OF ANY SUCH CHANGE.

THIS OPINION IS NOT BINDING ON THE INTERNAL REVENUE SERVICE, ANY OTHER TAX AUTHORITY OR ANY COURT. NO ASSURANCE CAN BE GIVEN THAT A POSITION CONTRARY TO THAT EXPRESSED HEREIN WILL NOT BE ASSERTED BY A TAX AUTHORITY AND ULTIMATELY SUSTAINED BY A COURT.

Very truly yours,

KPMG Peat Marwick LLP


/s/ Thomas T. Garigliano
Thomas T. Garigliano
Partner